Exhibit 99.a

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05-31

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Media: John P. Barnett, Director of External Affairs

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Investors: John F. Walsh, Director of Investor Relations

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SOUTHERN UNION COMPANY ANNOUNCES CASH DIVIDEND AND
ELECTION OF ALLAN D. SCHERER TO BOARD OF DIRECTORS

Southern Union to pay $.40 per share annual cash dividend

SCRANTON, Pa., December 27, 2005 — Southern Union Company (NYSE: SUG) today announced that on Dec. 21 its board of directors approved the payment of an annual cash dividend of $.40 per share.  The cash dividend replaces the company’s historic practice of issuing an annual 5 percent stock dividend.  The dividend is expected to be declared and paid on a quarterly basis beginning at the end of the first quarter of 2006.

George L. Lindemann, chairman, president and chief executive officer of Southern Union Company, said, “After 12 consecutive years of issuing our annual stock dividend, we are very pleased to announce that the board has decided to adopt a change in policy and begin issuing a cash dividend in 2006.  The move to a cash dividend is evidence of the board’s confidence in the growth and sustainability of the company’s future earnings and cash flows.”

Southern Union also announced that Allan D. Scherer was elected to its board of directors on Dec. 21 and will serve until Southern Union’s 2006 annual meeting of shareholders.

 “We welcome Allan to our company and to our board.  His knowledge and business experience will be very beneficial to our shareholders,” Lindemann said.

Scherer is a private investor in real estate, oil and gas.  From 1978 to 1987 he was vice president of the Palm Beach Polo & Country Club, a 2,000-acre real estate and equestrian development in West Palm Beach, Fla.   Scherer was a consultant to Gulf & Western Corporation in its development of the Casa de Campo resort in the Dominican Republic from 1973 to 1978 and was president and CEO of privately held McGrath-Shank Company, developers of the Belmont Shore and Alamitos Bay properties in Southern California, from 1955 to 1973.

Scherer earned a bachelor of arts degree in economics from Stanford University in 1953 and an MBA from Stanford School of Business in 1955.

About Southern Union Company

Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.

Through Panhandle Energy, the company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company – one of North America’s largest liquefied natural gas import terminals.  Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp.  Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.

Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.

For further information, visit www.southernunionco.com.

Forward-Looking Information:

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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